         Portions of this Exhibit 10.36 have been redacted and are the subject of a confidential treatment request filed with the Secretary of the Securities and Exchange Commission.

                  COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

         This COLLABORATIVE RESEARCH AND LICENSE AGREEMENT is entered into by and between Hoffmann-La Roche Inc., a corporation having its principal offices at 340 Kingsland Street, Nutley, New Jersey 07110 ("Roche") and Helicon Therapeutics, Inc. ("Helicon"), a Delaware corporation having its principal place of business at 106 Charles Lindbergh Boulevard, Uniondale, New York 11553, founded by Oncogene Science, Inc. ("OSI"), a Delaware corporation having its principal place of business at 106 Charles Lindbergh Boulevard, Uniondale, New York 11553, and Cold Spring Harbor Laboratory ("CSHL"), a not for profit corporation incorporated under the laws of the State of New York and having its principal place of business at Hershey Building, One Bungtown Road, Cold Spring Harbor, New York 11724.

         WHEREAS, Helicon has control of certain OSI proprietary technology through a license from OSI which license is for identifying the effect of compounds on genes and gene expression which is useful in the process of developing products for the treatment and prevention of human disease and which will be utilized hereunder; and

         WHEREAS, Helicon has control of certain CSHL proprietary technology through a license from CSHL which license is for identifying the effect of compounds on genes and gene expression which is useful in the process of developing products for the treatment and prevention of human disease and which will be utilized hereunder; and

         WHEREAS, Roche has the capability to undertake research for the discovery and evaluation of agents for treatment of disease and also the capability for clinical analysis, manufacturing and marketing of such agents; and

         WHEREAS, Roche and Helicon wish to collaborate in research to identify and develop human drug products;

         NOW, THEREFORE, the parties agree as follows:

1.       Definitions

         Whenever used in this Agreement, the capitalized terms defined in this
Article 1 shall have the meanings specified.

1.1 "Affiliate" means any corporation or other legal entity owning, directly or indirectly, fifty percent or more of the voting capital shares or similar voting securities of Roche or Helicon; any corporation or other legal entity fifty percent or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by Roche or Helicon or any corporation or other legal entity fifty percent or more of the voting capital shares or similar voting rights of which is owned, directly or indirectly, by a corporation or other legal entity which owns, directly or indirectly, fifty percent or more of the voting capital shares or similar voting securities of Roche or Helicon or any corporation or other legal entity which is directly or indirectly under common control by Roche or Helicon through common share holdings.

         The term Affiliate does not include Genentech Inc., 460 Point San Bruno Boulevard, South San Francisco, California USA, unless Roche explicitly opts for such inclusion by giving written notice to Helicon.

1.2 "Allocated Overhead" for CSHL means its indirect cost allocated to the Research Program, which allocated indirect cost shall be ** for each dollar of allowable direct cost; and for Helicon and OSI means the amount of overhead, including general and administrative costs, determined in accordance with Generally Accepted Accounting Principles, incurred by Helicon and OSI and allocated to the Research Program. Such allocation by Helicon, OSI and CSHL, as the case may be, shall be in the same

--------------------

**   This portion has been redacted pursuant to a request for confidential treatment.

proportion that the total man-hours of work performed in the Research Program bears to the total man-hours of work performed in the respective research programs of Helicon, OSI and CSHL, or such other appropriate allocation basis or overhead recovery basis that may be agreed in writing between the parties.

1.3      "Research Program" has the meaning set forth in Sections 2.1 and 2.2.

1.4 "Effective Date" is July 1, 1997, provided that the licenses referred to hereinabove from OSI to Helicon and from CSHL to Helicon are then in effect and the Research Plan under Section 2.1 has been approved by the parties.

1.5 "Contract Period" means the period beginning at the Effective Date and continuing for three (3) years, unless earlier terminated as hereinafter in this Agreement provided.

1.6 "Compound" shall mean any compound, the use of which has been identified or discovered or developed by means of the Initial Identified Target (hereinafter Section 1.9) and/or an Additional Target (hereinafter Section 1.10) either (a) in the course of the Research Program or (b) by Roche within five (5) years after termination of the Research Program, as well as any other compound derived therefrom.

1.7      "CREB" means those **

1.8 "Target" means the positive or negative modulation of synaptic plasticity via CREB.

1.9 "Initial Identified Target" means the CREB protein which is the subject of the initial research to be carried out under the Research Program.

-------------------

** This portion has been redacted pursuant to a request for confidential treatment.

1.10 "Additional Targets" shall mean any ** their isoforms or homologues which modulate synaptic plasticity and which are discovered during the course of research carried out under the Research Program.

1.11 "Technology" means all technology used to identify and develop a Compound as a pharmaceutical within the course of the Research Program and includes all tangible or intangible know-how, inventions (whether or not patentable), data, clinical and preclinical results and any physical, chemical or biological materials that pertain to the development of human therapeutic products, including all laboratory notebooks, research plans, cultures, strains, vectors, genes and gene fragments and their sequences, cell lines, hybridoma cell lines, monoclonal and polyclonal antibodies, proteins and protein fragments, non-protein chemical structures and methods for synthesis, structure-activity relationships, computer models of chemical structures, computer software, assay methodology, processes, materials and methods for production, recovery and purification of natural products, formulas, plans, specifications, characteristics, equipment and equipment designs, marketing surveys and plans, business plans, experience and trade secrets, provided however, that Technology shall not include any of the robotics technology of Oncogene or Helicon.

1.12 "Helicon Technology" means Technology with regard to Target, Initial Identified Target and Additional Target, if any, owned or controlled by Helicon at any time prior to the termination of the Research Program as well as Technology which is developed during the Research Program including such Technology which is or was:

         (a) developed by employees of or consultants to Helicon alone or jointly with third parties (including OSI and CSHL), other than Roche, in the course of activities not related to the Research Program but only to the extent that Helicon is legally entitled to disclose such acquired Technology and use it in the Research Program; or

--------------------

** This portion has been redacted pursuant to a request for confidential treatment.

         (b) acquired by purchase, license, assignment or other means from third parties (including OSI and CSHL), by Helicon that would not otherwise be part of Joint Technology, but only to the extent that Helicon is legally entitled to disclose such acquired Technology and use it in the Research Program.

1.13 "Roche Technology" means Technology with regard to Target, Initial Identified Target and Additional Target, if any, owned or controlled by Roche during the course of the Research Program and Technology which is developed during the Research Program including such Technology which is:

         (a) developed by employees of or consultants to Roche alone or jointly with third parties, other than Helicon, in the course of activities not related to the Research Program but only to the extent that Roche is legally entitled to disclose such acquired Technology and use it in the Research Program; or

         (b) acquired by purchase, license, assignment or other means from third parties by Roche that would not be otherwise part of Joint Technology, but only to the extent that Roche is legally entitled to disclose such acquired Technology and use it in the Research Program.

1.14 "Joint Technology" shall mean Technology developed by either or both parties during the course of the Research Program.

1.15 "Helicon Confidential Information" means all information about any element of the Helicon Technology which is disclosed by Helicon to Roche and designated "Confidential" in writing by Helicon at the time of disclosure to Roche to the extent that such information as of the date of disclosure to Roche is not (i) known to Roche other than by virtue of a prior confidential disclosure to Roche by Helicon, or (ii) disclosed in the published literature, or otherwise generally known to the public, or (iii) obtained from a third party that has no obligation of confidentiality to Helicon, or (iv) can be shown by

Roche to have been developed independently by Roche after disclosure hereunder. Confidential Information shall also include all Helicon Improvements.

1.16 "Roche Confidential Information" means all information about any element of Roche Technology which is disclosed by Roche to Helicon and designated "Confidential" in writing by Roche at the time of disclosure to Helicon to the extent that such information as of the date of disclosure to Helicon is not (i) known to Helicon other than by virtue of a prior confidential disclosure to Helicon by Roche, or (ii) disclosed in the published literature, or otherwise generally known to the public, or (iii) obtained from a third party that has no obligation of confidentiality to Roche, or (iv) can be shown by Helicon to have been independently developed by Helicon after disclosure hereunder. Roche Confidential Information shall also include all Roche Improvements.

1.17 "Roche Patents" mean the rights conferred upon Roche from the patents and patent applications owned and/or controlled by Roche, both foreign and domestic, covering inventions resulting from the Research Program including those inventions which are directed to or result from using the Initial Identified Target and any Additional Target licensed by Roche under Section 5.1 and which inventions were made during the course of Research Program and for five (5) years thereafter.

1.18 "Helicon Patents" mean the rights conferred upon Helicon from the patents and patent applications owned and/or controlled by Helicon both foreign and domestic (i) covering inventions resulting from the Research Program and/or
(ii) any invention made prior to the beginning of Research Program including those inventions which are directed to or result from using the Initial Identified Target and any Additional Target.

1.19 "Joint Patents" shall mean those patents and patent applications included within either or both the Roche Patents or Helicon Patents which are jointly owned by both Roche and Helicon and shall include all rights under said patents and patent applications both foreign and domestic.

1.20 "Valid Claim" means a claim of an issued Roche Patent, Helicon Patent or Joint Patent so long as such claim shall not have been disclaimed by both Roche and Helicon or shall not have been held invalid in a final decision rendered by a tribunal of competent jurisdiction from which no appeal has been or can be taken.

1.21 "Improvements" shall mean any and all improvements to Technology whether patentable or not or subject to other forms of protection, which improvements are owned or controlled by Helicon during Research Program and for five (5) years after termination of Research Program.

1.22 "Product" means any product containing or consisting of Compound, which product is sold for the prevention, treatment or management of any disease state in a human patient or any other human therapeutic indication which relates to the Initial Identified Target and/or any Additional Target licensed to Roche under Section 5.1.

1.23     "Event of Termination" has the meaning set forth in Section 10.2.

1.24     "Funding Payments" has the meaning set forth in Article 3.

1.25 "Person" means any individual, estate, trust, partnership, joint venture, association, firm, corporation, company, or other entity.

1.26     "Research Committee" has the meaning specified in Section 2.4.

1.27 "Net Sales" means the gross amount invoiced by Roche or any Affiliate or sublicensee of Roche for arm's length sales to a third party or parties of Products, less deduction of returns (including withdrawals and recalls), rebates (price reductions, including Prime Vendor, Medicaid and similar types of rebates e.g. chargebacks), volume (quantity) discounts, discounts granted at the time of invoicing, sales taxes and other taxes directly linked to and included in the gross sales amount as computed on a product by product basis for the countries concerned (hereinafter "Adjusted Gross Sales").

         In addition, from Adjusted Gross Sales, there shall be a lump sum deduction of 6 % (six percent) for those sales related to deductions which are not accounted for on a product-by-product basis (e.g. outward freights, postage charges, transportation insurance, packaging material for dispatch of goods, custom duties, discounts granted later than at the time of invoicing, and cash discounts).

1.28 In the terms defined herein, the singular shall include the plural and vice versa.


2.       Collaborative Research Program

2.1      Research Plan

         The plan for the first year of Research Program will be approved by the parties prior to the Effective Date. The plan for the following year shall be prepared and approved by the Research Committee prior to the end of the first year and the plan for each successive year shall be prepared and approved by the Research Committee prior to the end of the last year covered by any then existing plan.

2.2.     Term of Research Program

         (a) The Research Program shall last for a period of three years beginning at the Effective Date. The Research Program can be prolonged on a yearly basis upon mutual written agreement. Either party can announce its intention of prolongation by giving written notice to the other party at least six months prior to the end of the three year period of the Research Program.

         (b) At the end of a two-(2)-year-period from the beginning of the Research Program Roche shall have the option to terminate the Research Program by giving written notice to Helicon at least six (6) months prior to the end of said two-year period.

                  In addition, if the milestones agreed to by the Research Committee have not been achieved by Helicon by the date required in the Research Program for a reason not attributable to Roche, then Roche shall have the right to terminate the Agreement by giving ninety (90) days prior written notice.

         (c) At the end of the Research Program Roche shall have the right to terminate this Agreement at any time, provided however, that such termination shall not affect any and all rights and royalty obligations by Roche hereunder.

2.3.     Exclusivity

         (a) Helicon agrees that during the Contract Period neither Helicon nor any of its Affiliates shall conduct research itself or sponsor any other research, or engage in any research sponsored by any Person not a party to this Agreement, if the research relates to the Initial Identified Target or any Additional Target licensed by Roche under Section 5.1, unless agreed to by the Research Committee. If Helicon becomes aware during the Contract Period of an opportunity to sponsor other research having any of the objectives of the Research Program or to engage in such research sponsored by a Person that is not a party to this Agreement, it shall promptly notify Roche of such opportunity, and Roche and Helicon shall consider whether such opportunity can be incorporated into the Research Program or otherwise used to further the purposes of the Research Program to their mutual advantage.

         (b) If Roche becomes, during the Contract Period, aware of Roche and/or its Affiliates conducting or sponsoring research or engaging in research sponsored by any person not a party to this Agreement and, if the research relates to the Initial Identified Target or any Additional Target, Roche shall notify Helicon of such research and

Helicon and Roche shall consider whether such research can be incorporated into the Research Program or otherwise used to further the purpose of the Research Program to their mutual advantage. If Roche becomes aware during the Contract Period of an opportunity to sponsor other research having any of the objectives of the Research Program or to engage in such research sponsored by a Person that is not a party to this Agreement, it shall promptly notify Helicon of such opportunity, and Roche and Helicon shall consider whether such opportunity can be incorporated into the Research Program or otherwise used to further the purposes of the Research Program to their mutual advantage.

         If it is decided that such other research, which relates to the Initial Identified Target or any Additional Target, shall not be incorporated into Research Program, Roche agrees that said other research shall not be carried out by anyone with or under the direct supervision of anyone with access to Helicon Confidential Information.

2.4      Research Committee

2.4.1    Purpose

         The parties shall establish a Research Committee for the following purposes:

         (a) to review and evaluate progress under the plan for the Research Program;

         (b) to direct the implementation of the Research Plans as defined in Section 2.1;

         (c) to modify the Research Plans as appropriate, and to coordinate and monitor publication of research results obtained from the exchange of information and materials that relate to the Research Program;

         (d) to develop each yearly research plan, to establish and review budgets and use of research funds, and to decide the amount of any additional Funding Payment under Section 3.1.6;

         (e) to identify from time to time Roche Patents, Helicon Patents and Joint Patents.

2.4.2    Membership

         Roche and Helicon each shall appoint, in its sole discretion, four members to the Research Committee. Substitutes may be appointed at any time.

         The members initially shall be:

                  Roche Appointees:                  Helicon Appointees:

                           **                                **

2.4.3    Chair

         The Research Committee shall be co-chaired by one of the members appointed by Roche and by one of the members appointed by Helicon. The co-chairs shall work together to establish the agenda for meetings and to coordinate the Research Program and follow-up actions.


--------------------

** This portion has been redacted pursuant to a request for confidential treatment.

2.4.4    Meetings

         The Research Committee shall meet at least four times per year, at places and on dates selected by each party in turn. Representatives of Roche or Helicon or both, in addition to members of the Research Committee, may attend such meetings at the invitation of either party.

2.4.5    Minutes

         The Research Committee shall keep accurate minutes of its deliberations which record all proposed decisions and all actions recommended or taken. The minutes shall be delivered to all Research Committee members within five (5) working days after each meeting. The party hosting the meeting shall be responsible for the preparation of the minutes. Draft minutes shall be edited by the co-chairs and shall be issued in final form only with the co-chairs' approval and agreement.

2.4.6    Decisions

         Each member of the Research Committee shall have one vote and decisions by the Research Committee shall be made by consensus. Any disagreement which cannot be resolved by consensus of the Research Committee shall be referred to appropriate heads of research of Roche and Helicon. If a disagreement is still unsolved, Roche shall make the final decision in its sole discretion and in good faith.

2.4.7    Expenses

         Roche and Helicon shall each bear all expenses of their respective members related to the participation on the Research Committee.

2.4.8    Subcommittees

         The Research Committee shall have authority to appoint subcommittees and delegate to such subcommittees powers and duties determined by the Research Committee.

2.5      Reports and Materials

2.5.1    Reports

         During the Research Program, Helicon shall furnish to the Research
Committee:

         (a) written summary reports within fifteen (15) days after the end of each three-month period, commencing on the Effective Date, describing its progress under the Research Program; and

         (b) comprehensive written reports within thirty (30) days after the end of each calendar year, describing in detail the work accomplished by it under the Research Program during the year and discussing and evaluating the results of such work.

2.5.2    Materials

         Helicon and Roche shall, during the Contract Period as a matter of course as directed by the Research Committee or upon each other's oral or written request, furnish to each other samples of biochemical, biological or synthetic chemical materials (hereafter "Materials") which are part of the Joint Technology and which are necessary for each party to carry out its responsibilities under the Contract Period Research. To the extent that the quantities of Materials requested by either party exceed the quantities set forth in the Contract Period Research plan, the requesting party shall reimburse the other party for the reasonable costs of such Materials if they are furnished and if reimbursement is requested.

2.6      Laboratory Facilities and Personnel

         Helicon and/or OSI and Cold Spring Harbor shall provide suitable laboratory facilities, equipment and personnel for the work to be done by Helicon in carrying out the Research Program.

2.7      Diligent Efforts

         Roche and Helicon each shall use diligent efforts to achieve the objectives of the Research Program.

2.8      Abandonment of Initial Identified Target and Additional Targets

         (a) In the event that Roche within five years after termination of the Research Program does not identify, discover or develop any Compound using either the Initial Identified Target or an Additional Target licensed by Roche under Section 5.1 then the Initial Identified Target and all such Additional Targets shall be deemed abandoned and ROCHE shall grant to Helicon a non-exclusive license to use such abandoned Initial Identified Target and Additional Targets for its own purposes. In the event that Helicon identifies a Compound using an abandoned Initial Identified Target or Additional Target, Roche and Helicon shall use their best efforts to negotiate an agreement granting Helicon an exclusive license to said abandoned Initial Identified Target or Additional Target.

          (b) In the event ROCHE identifies, discovers or develops a Compound but does not make, use, import or sell any Product, then ROCHE shall grant to Helicon a right of first refusal for an exclusive license with the right to sublicense for such Compound under the terms and conditions as otherwise would have been applied to Roche.

3.       Funding of the Sponsored Research Program

3.1      Contract Period Funding

         Roche shall pay Helicon's total actual research costs less OSI's contribution of services worth ** during the first year (including those incurred by OSI and CSHL), in carrying out plan for the Research Program, plus Allocated Overhead (the "Funding Payments"); provided, however, that the total amount of Funding Payments for the first and second years after the Effective Date (including those incurred by OSI and CSHL) shall be determined according to section 3.1.1 and shall not exceed ** and ** respectively. Total amounts of funding for year three will be determined according to Section 3.1.1 but in no case will such funding be less than ** and shall not be greater than the amount agreed by Research Committee as set forth in Section 3.1.1.

3.1.1 Prior to the beginning of each calendar year (or part thereof) during the term of Research Program, the Research Committee shall approve a budget which shall set forth the work to be accomplished during each calendar quarter and the Funding Payments to be made. The budget so created will be in a form and detail as the Research Committee shall determine and shall be delivered to both parties in time to be included in each party's internal budgeting process.

3.1.2 All Funding Payments shall be made quarterly in advance for work scheduled to be performed by Helicon during any calendar quarter, against Helicon's invoice for such budgeted amount which shall provide a pool of resources to be utilized on the Research Program as directed by the Research Committee.

--------------------

** This portion has been redacted pursuant to a request for confidential treatment.

         Within thirty (30) days of the close of a calendar quarter, Helicon shall invoice Roche for the amount due for the next quarter. If actual expenditures as approved in advance by the Research Committee exceed the prepayment, Roche shall pay Helicon the difference within thirty (30) days upon the date of the invoice. If the prepayment as approved in advance by the Research Committee for a given calendar quarter is in excess of actual expenditures incurred for the corresponding calendar quarter, then the excess of amount shall be taken into account when identifying the prepayment due and invoiced in advance for the next calendar quarter.

3.1.3 The amount of the Funding Payment for each quarter shall be based on the work in progress pursuant to the Contract Period Research plan any residual Funding Payment from the previous calendar quarter and the associated annual budget; provided, however, that the aggregate amount of Funding Payments made in any calendar year shall not exceed the amounts set forth in Section 3.1.

3.1.4 Each Funding Payment shall be paid on the first day of the quarter or thirty (30) days after receipt of invoice, whichever is later.

3.1.5 Helicon shall keep for three (3) years from the expiration of this Agreement complete and accurate records of its expenditures of Funding Payments received by it. The records shall conform to generally accepted accounting principles as applied to a similar company similarly situated. Roche shall have the right at its own expense during the term of this Agreement and during the subsequent three-year period to obtain from the independent certified public accountant employed by Helicon an audit of said records to verify the accuracy of such expenditures, pursuant to the Research Program. Helicon shall make its records available for inspection by the independent certified public accountant during regular business hours at the place or places where such records are customarily kept, upon reasonable notice from Roche to the extent reasonably necessary to verify the accuracy of the expenditures and required reports. This right of inspection shall not be exercised more than once in any calendar year and not more than once with respect to records covering any specific period of time.

Roche agrees to hold in strict confidence all information concerning such expenditure, other than their total amounts, and all information learned in the course of any audit or inspection, except to the extent that it is necessary for Roche to reveal the information in order to enforce any rights it may have pursuant to this Agreement or if disclosure is required by law. The failure of Roche to request verification of any expenditures before or during the three-year period shall be considered acceptance of the accuracy of the invoices for such expenditures, and Helicon shall have no obligation to maintain any records pertaining to such report or statement beyond the three-year period.

3.1.6. In the event Roche should exercise its right to select any Additional Target according to Section 5.1(c), in such a case there shall be an additional Funding Payment by Roche the amount of which shall be decided in good faith by the Research Committee.

4.       Treatment of Confidential Information

4.1      Confidentiality

4.1.1 Roche and Helicon recognize that the other's Confidential Information constitutes highly valuable proprietary, confidential information. Subject to the disclosure obligations set forth in Sections 4.3 and 4.4 and publication rights set forth in Section 4.2, (i) Roche agrees that during the period of the Research Program and for five (5) years thereafter, it will keep confidential, and will cause its Affiliates to keep confidential, all Helicon Confidential Information, nor shall Roche or any of its Affiliates use Helicon Confidential Information except as expressly permitted in this Agreement and (ii) Helicon agrees that for the longer of (a) the period of the Research Program and five
(5) years thereafter or (b) five (5) years from the date of disclosure to Helicon, it will keep confidential, and will cause its Affiliates to keep confidential, all Roche Confidential Information, nor shall Helicon or any of its Affiliates use Roche Confidential Information except as expressly permitted in this Agreement.

4.1.2 Roche and Helicon acknowledge that the Roche and Helicon Confidential Information is highly valuable, proprietary, confidential information, and each party agrees that disclosure of the other party's Confidential Information to any officer, employee, agent, consultant or to any of its Affiliates shall be made only if and to the extent necessary to carry out its responsibilities under this Agreement and shall be limited to the maximum extent possible consistent with such responsibilities. Each party agrees not to disclose the other's Confidential Information to any third parties (other than consultants) under any circumstance without written permission. Both parties shall take such action, and shall cause its Affiliates to take such action, to preserve the confidentiality of each other's Confidential Information as they would customarily take to preserve the confidentiality of their own confidential information.

4.1.3 Each party represents that all of its employees participating in the Research Program who shall have access to the other party's Confidential Information are bound, by agreement to maintain such information in confidence. Consultants must be similarly bound.

4.2      Publication

         Section 4.1 to the contrary notwithstanding, the results obtained in the course of the Research Program may be submitted for publication following scientific review by the Research Committee, Roche's and Helicon's management.

         Either party including CSHL shall provide the Research Committee, Roche's and Helicon's management, as the case may be with manuscripts regarding the work in progress or completed projects under the Research Program at least thirty (30) days prior to submission of such manuscripts for publication to enable Roche and Helicon to take appropriate action regarding patent protection for any inventions or improvements described in such manuscripts.

         Roche and Helicon shall notify each other or CSHL, as the case may be within thirty (30) days of receipt of such manuscripts whether Roche or Helicon desire to file patent applications on any inventions contained in the manuscripts. In the event of such notification any submission for publication or other disclosure containing the details of such invention will be withheld for an additional sixty (60) days to ensure that such filings are made before publication or other disclosure. Submission for publication or other disclosure shall not be delayed more than ninety (90) days from receipt of said manuscripts.

         In any case Roche shall have the right to delete Roche Confidential Information prior to submission for publication.

4.3      Publicity

         Except as required by law, neither party may disclose the existence of this Agreement nor the research described in it except with the written consent of the other party, which consent shall not be unreasonably withheld.


4.4      Disclosure of Inventions

         Each party shall promptly inform the other about all inventions concerning the Initial Identified Target and/or any Additional Target that are conceived, made or developed in the course of carrying out the Research Program by employees of, or consultants to, either of them solely, or jointly with employees of, or consultants to the other. This Agreement shall not be construed to obligate either party to disclose to the other any invention which is not part of Joint Technology.

4.5      Restrictions on Transferring Materials

         Roche and Helicon recognize that the Materials which are part of Helicon Technology, or Joint Technology, represent valuable commercial assets. Therefore, throughout the Contract Period and for five (5) years thereafter, Helicon and Roche agree not to transfer to any third party any such Materials which constitute Technology owned solely by the other party. Additionally, throughout the Contract Period and for six (6) months thereafter, Helicon and Roche agree not to transfer to any third party any Materials which are part of Joint Technology, unless prior consent for any such transfer is obtained from the other, which consent shall not be unreasonably withheld, and unless such third party agrees as a condition of any such transfer not to transfer the Materials further and to use the Materials only for research purposes not directed toward the development of Products.

4.6      Permitted Use of Confidential Information

         Nothing contained herein will in any way restrict or impair each party's right to use, disclose or otherwise deal with any Confidential Information which:

         (a) at the time of disclosure is properly in the public domain or thereafter becomes part of the public domain by publication or otherwise through no breach of this Agreement by the party receiving such information;

         (b) the party receiving such information can establish by competent evidence was properly in its possession prior to the time of the disclosure;

         (c) is independently and properly made available as a matter of right to the party receiving such information by a third party who is not thereby in violation of a confidential relationship with the other party;

         (d) is information which is required to be included in Patent applications filed under Article 6 or required to be provided to a government agency in order for Roche to obtain approvals to market a Product or for Helicon to make a Product for Roche hereunder; provided, however, that no Roche or Helicon Confidential Information shall be disclosed in any such Patent application or otherwise without the prior written consent of the other party which consent shall not be unreasonably withheld;

         (e) is information which is required to be disclosed to customers, users and prescribers of a Product or which is reasonably necessary to disclose in connection with the ethical marketing of a Product; provided, however, that no Helicon Confidential Information will be so disclosed without the prior written consent of Helicon, which consent will not be unreasonably withheld; or

         (f) is information required to be disclosed by law or by a court order, in each of which cases the disclosing party shall timely inform the other and use its best efforts to limit the disclosure and maintain confidentiality to the extent possible and will permit the other party to limit such disclosure.


5.       Licenses and Royalties

5.1      Grant of Licenses

         Helicon hereby grants to Roche a worldwide license including the right to sublicense under the Helicon Patents, the Helicon Technology, the Helicon Improvements, and the Helicon rights in the Joint Technology to make, have made, use, import and sell Products and to use the Initial Identified Target and Additional Targets to identify, discover and develop Compounds in accordance with the following:

         (a) Products which include Compounds the use of which has been identified, developed or discovered by means of the Initial Identified Target, which license shall be sole and exclusive for so long as Roche is obligated to pay a royalty under Sections 6.8.1 or 6.8.2, and use of the Initial Identified Target to identify, discover and develop Compounds which license shall be sole and exclusive subject to the provisions of Section 2.8; and

         (b) Products which include Compound the use of which has been identified, developed or discovered by means of the first two (2) Additional Targets discovered in the course of the Research Program, which license shall be sole and exclusive for so long as Roche is obligated to pay a royalty under Sections 6.8.1 or 6.8.2., and use of the first two (2) Additional Targets to identify, discover and develop Compounds which license shall be sole and exclusive subject to the provisions of Section 2.8; provided, however, that Roche shall have advised Helicon in writing of its intent to acquire a license related to such Additional Target pursuant to this Section 5.1(b) within one (1) year of the date on which such Additional Target is sequenced sufficiently to reasonably imply function as determined by the Research Committee. Upon expiration of such one (1) year period, Roche's rights to obtain a license with respect to such Additional Target shall expire and Helicon alone shall thereafter own the entire right, title and interest to such Additional Target. In the event that the Research Committee is initially unable to make a determination as to functionality of the first Additional Target ("Deadlock"), commencement of the aforementioned one (1) year period shall be extended until the earlier of the next scheduled Research Committee meeting or 90 days from the date of Deadlock. If for any reason Roche does not obtain a license to such first Additional Target, Roche's right to license an Additional Target pursuant to this Section 5.1(b), upon the same terms and conditions set forth herein, shall apply to each successive Additional Target discovered in the course of the Research Program until such time as Roche has obtained two (2) licenses pursuant hereto.

         (c) Helicon hereby further grants to Roche the first right to license any Additional Target subsequent to the first two Additional Targets licensed by Roche under Section 5.1(b) including the right to sublicense under the Helicon Patents, the Helicon Technology, the Helicon Improvements, and the Helicon rights in the Joint

Technology to identify, discover and develop Compounds and to develop, make, have made, use, import and sell Products which include Compound the use of which has been identified, developed or discovered by means of any Additional Targets discovered in the course of the Research Program. Any such additional licenses shall be granted to Roche under the same conditions as licenses granted under Section 5.1(a) and 5.1(b); provided, however, that in order to exercise such right to select any such Additional Targets there shall be an additional Funding Payment by Roche in accordance with Section 3.1.6 and Roche shall have advised Helicon in writing of its intent to acquire a license related to such Additional Target pursuant to this Section 5.1(b) within ninety (90) days of the date on which such Additional Target is sequenced sufficiently to reasonably imply function as determined by the Research Committee.

6.       Sourcing statement

6.1 Roche further agrees that the packaging and promotional materials for Products marketed by Roche and on which Roche is obligated to pay royalties shall identify Helicon as a licensor, wherever such identification is not prohibited by law.

         Helicon hereby agrees to indemnify and hold Roche harmless from any use hereunder of the Helicon name which occurs with the consent of Helicon, provided that Roche provides Helicon with prompt notice of any such claim and grants to Helicon the exclusive ability to defend (with reasonable cooperation of Roche) and settle such claim. If only one name is allowed to be on any specific item of packaging or promotional material pursuant to governmental laws or regulations, then Roche may use its name alone on such item, without identifying Helicon as licensor.

6.2      Grants of Research Licenses

         Helicon and Roche each grants to the other a nonexclusive, irrevocable, worldwide, royalty-free, perpetual license, including the right to grant sublicenses to

Affiliates, to make and use its Improvements for all research purposes other than the sale or manufacture for sale of products or processes.

6.3      Paid-Up License

         (a) Provided that Roche has satisfied all of its obligations to make Funding Payments hereunder, then subject to Section 2.8(a) and this Section 6.3(a) Roche shall have a paid-up exclusive license to use the Initial Identified Target and any Additional Target licensed by Roche under Section 5.1 to identify, discover and develop Compounds and Roche shall pay royalties in accordance with Section 6.8 for each Product containing such Compounds. If Roche's efforts after the end of the Research Program to identify, discover, and develop Compounds is: (i) less than **, and (ii) less than the equivalent of ** full-time researchers, and (iii) if Roche is not diligently developing a Product under Section 6.4, then Helicon shall have the right to terminate the license granted to Roche under this Section 6.3(a) by giving ninety (90) days prior written notice. Commencing at the end of the Research Program Roche shall furnish to Helicon written summary reports within fifteen (15) days after the end of each six-month period describing its efforts and progress under this
Section 6.3(a). Such summary reports shall contain the chemical structure of each Compound which Roche is developing into a Product.

         (b) Provided that Roche has satisfied all of its obligations to pay royalties hereunder, Roche shall have a paid-up license permitting royalty-free manufacture, use, and sale of each Product in each country after the expiration of Roche's last obligation to pay royalties on Net Sales of each such Product in each such country.

6.4      Roche Obligations

         Roche shall use reasonably diligent efforts to develop Products to its commercialization. This requirement shall be deemed satisfied if Roche uses the same degree of diligence it uses with respect to products having similar potential developed


-------------------

** This portion has been redacted pursuant to a request for confidential treatment.

by Roche outside of this Agreement. If Roche elects to discontinue either itself or through a sublicense development of a Compound, it shall so notify Helicon.

6.5      Sublicenses

         If Roche grants a sublicense pursuant to Article 5.1, Roche shall guarantee that any sublicensee fulfills all of Roche's obligations under this Agreement. In the event Roche or Helicon grants sublicenses under Article 5 to others to make, use, or sell products, such sublicenses shall include an obligation of the sublicensees to account for and report all Net Sales of such Products on the same basis as if such sales were Net Sales of Products by Roche, and Roche shall pay royalties to Helicon under this Agreement as if the Net Sales of the sublicensee were Net Sales of the sublicensor.

6.6      Rights to Improvements

         For a period of five (5) years from the termination of the Research Program, Roche shall acquire an exclusive (non-exclusive in the countries of the world in which this Section might otherwise be deemed to violate restrictive trade practices laws), worldwide, royalty-free license to any Improvements made by Helicon, but only to the extent necessary to guarantee that Roche can fully enjoy all the rights granted to it pursuant to Article 5. Helicon shall promptly and fully notify Roche of any such Improvements made by Helicon, including costs. All such Improvements shall be included within the scope of this Agreement.

6.7      Technical Assistance

         Helicon shall provide to Roche or any Affiliate or sublicensee of Roche, at Roche's request and expense, any assistance reasonably necessary to enable Roche or such Affiliate or sublicensee to manufacture, use, or sell each Product and to enjoy fully all the rights granted to Roche pursuant to this Agreement.

6.8      Royalties, Payments of Royalties, Accounting for Royalties, Records

6.8.1    Patented Product

         Roche shall pay Helicon a royalty on Net Sales at a rate of

                  ** for a Product containing a Compound derived/synthesized either by Helicon, Roche or jointly by both parties and covered either by a Helicon Patent, a Roche Patent or a Joint Patent.

         (a) In the event that Roche is faced with substantial generic competition in a given country, the amount of royalties otherwise payable to Helicon in such country shall be reduced by ** for so long as such competition continues. 'Substantial generic competition' for Product in a given country is the existence of generic competition of a product which captures 20% twenty percent or more of the sales of Product in a given country (calculated on the basis of units sold), where the Product and the generically competing product have as a pharmaceutical active agent the same Compound.

         (b) Roche shall pay such royalty on a country-by-country basis on sales of each Product in a given country for ten (10) years after Product having been launched in such country by Roche or until the expiration of the Helicon patent with respect to each Product in such country, whichever is longer. Helicon will not receive royalties with respect to Compounds that originated from research under research programs of Roche or its Affiliates which occurred prior to the Effective Date unless Helicon performs work on such Compounds pursuant to this Agreement.


--------------------

** This portion has been redacted pursuant to a request for confidential treatment.

6.8.2    Technology

         For each Product sold in a given country which is not covered by a Valid Claim of a Roche Patent, Helicon Patent or Joint Patent based on any activity under this Agreement, Roche shall pay a royalty of ** of the royalty rate according to Section 6.8.1.

6.8.3    Single Royalty

         The parties acknowledge that only one royalty rate, the highest one applicable, under Section 6.8.1 or Section 6.8.2 will be applicable to Net Sales of each Product.

6.8.4    Fixed Royalty Payments

         In addition to any royalties due under Sections 6.8.1 and 6.8.2 related to Product, Roche shall pay Helicon the following fixed royalty payments, upon occurrence of the following:

         -        Upon filing of any IND                      **
         -        Upon commencement of
                  any Phase III trial                         **
         -        Upon filing of any "NDA" in a
                  European country or Japan                   **
         -        Upon filing of any NDA in the US            **
         -        Upon approval of NDA in a
                  European country or Japan                   **
         -        Upon approval of NDA in the US              **
                         **
                  Each such fixed royalty is only due once for a given Product.
--------------------

** This portion has been redacted pursuant to a request for confidential treatment.

6.8.5 Third Party Royalties

         Any royalty payable to any third party including but not limited to royalties paid for licensed Compounds (other than royalties arising out of Helicon Technology or Roche Technology) shall be paid by Roche, provided that ** of such third party royalty may be offset against any royalties due Helicon under Section 6.8.1 or 6.8.2 provided that in no event royalties payable to Helicon shall be reduced by more than ** of the total royalty that would otherwise be due to Helicon under Section 6.8.1. or 6.8.2. for the relevant period.

         Any royalty payable to any third party arising out of Helicon Technology or Roche Technology shall be payable solely by Helicon or Roche, respectively.

6.8.6    Payment Dates

         Royalties on Net Sales shall be calculated quarterly as of March 31, June 30, September 30 and December 31 (each as being the last day of an "Accounting Period") and shall be paid by Roche quarterly within ninety (90) days after the end of such Accounting Period in which Net Sales occur. Such payments shall be accompanied by a statement showing the Net Sales of each Product by Roche in each country, the applicable royalty rate for such Product, and a calculation of the amount of royalty due.

6.8.7    Accounting

         The Net Sales used for computing the royalties payable to Helicon by Roche shall be computed and paid in US Dollars. For purposes of determining the amount of royalties due with respect to Net Sales in any foreign currency, the amount shall be computed generally by converting the foreign currency amount into US Dollars using
-------------------

** This portion has been redacted pursuant to a request for confidential treatment.

for each month's calculation the foreign currency exchange rate on the last day of the preceding month or such other method as is consistent with Roche's internal foreign currency translation procedures, in any case, as actually used by Roche on a consistent basis in preparing its audited financial statement.

         Royalties on Net Sales shall be paid by Roche in US Dollars. Whenever for the purpose of calculating royalties conversion from any foreign currency shall be required, such conversion shall be made as follows:

         i) for Roche and its Affiliates: When calculating the Adjusted Gross Sales, the amount of such sales in foreign currencies shall be converted into Swiss Francs as computed in the central Roche's Swiss Francs Sales Statistics for the countries concerned, using the average monthly rate of exchange at the time for such currencies as retrieved from Reuters System. When calculating the royalties on Net Sales, such conversion shall be at the average rate of Swiss Francs to the United States currency as retrieved from Reuters System for the applicable Accounting Period.

         ii) for a Licensee in a country: When calculating the Adjusted Gross Sales, the amount of such sales shall be reported by the Licensee to Roche within thirty (30) days from the end of an Accounting Period, after having converted each applicable monthly sales in foreign currency into the United States currency using the average rate of exchange published in the Wall Street Journal (or some other source agreed upon in writing by the parties for any particular country) for the last business day of each respective month of the applicable Accounting Period.

6.8.8    Records

         Roche shall keep for three (3) years from the date of each payment of royalties complete and accurate records of sales by Roche of each Product in sufficient detail to allow the accruing royalties to be determined accurately. Helicon shall have the right for a period of three (3) years after receiving any report or statement with respect to royalties due and payable to obtain at its expense from the independent certified public accountant used by Roche for public reporting an audit of the relevant records of Roche to verify such report or statement. Roche shall make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Helicon, to the extent reasonably necessary to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any calendar year nor more than once with respect to sales in any given period. Helicon agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for Helicon to reveal such information in order to enforce its rights under this Agreement or disclosure is required by law. The failure of Helicon to request verification of any report or statement during said three-year period shall be considered acceptance of the accuracy of such report, and Roche shall have no obligation to maintain records pertaining to such report or statement beyond said three-year period. The results of the inspection shall be binding on both parties.

6.8.9    Withholding Taxes

         All amounts owing to Helicon specified in this Agreement shall be paid net of all applicable taxes, fees, and other charges excluding only taxes on Roche's income. In particular, any taxes required to be withheld by Roche under the laws of any country for the account of Helicon, shall be promptly paid by Roche for and on behalf of Helicon to the appropriate governmental authority, and Roche shall furnish Helicon with proof of payment of such taxes. Any such tax actually paid on Helicon's behalf shall be deducted from royalty payments due to Helicon. Roche will assist Helicon in minimizing the withholding tax applicable to any payment made by Roche hereunder and in claiming tax refunds at Helicon's request.

6.9      Representation and Warranty

         Helicon and Roche represent and warrant to each that they have the right to grant to each other the licenses granted to them pursuant to this Agreement, and that the licenses so granted do not conflict with or violate the terms of any agreement between either of them and any third party.

7.       Provisions Concerning the Filing, Prosecution and Maintenance of
Patent Rights

         The following provisions relate to the filing, prosecution and maintenance of Helicon Patents, Joint Patents, and Roche Patents:

7.1      Helicon Filing; Prosecution and Maintenance

         Helicon shall have the exclusive right and obligation:

         (a) to file applications for letters patent on any patentable invention included in Helicon Patents or in Joint Patents which relate to cell lines, cloning of cell lines and methodologies for determining the effect of Compounds on biochemical processes; provided, however, that Helicon shall provide to Roche copies of all patent applications prior to filing for the purpose of obtaining substantive comment of Roche patent counsel and consult with Roche regarding countries in which such patent applications should be filed and shall file patent applications in those countries where Roche requests that Helicon file; and further provided, that Helicon, at its option and expense, may file in countries where Roche does not request that Helicon file;

         (b) to prosecute all pending and new patent applications included within Helicon Patents or Joint Patents those which relate to cell lines, cloning of cell lines and methodologies for determining effect of Compounds on biochemical processes and to respond to oppositions filed by third parties against the grant of letters patent for such applications, provided that Helicon shall also provide to Roche copies of essential documents relating to prosecution of all patent applications in a timely manner for the purpose of obtaining substantive comment of Roche patent counsel;

         (c) to maintain in force any patent applications and letters patent included in Helicon Patents or Joint Patents which Helicon has filed and is prosecuting by duly filing all necessary papers and paying any fees required by the patent laws of the particular country in which such letters patent were granted;

         (d) to notify Roche in a timely manner of any decision to abandon a pending patent application or an issued patent included in Helicon Patents or Joint Patents which Helicon has filed and is prosecuting. Thereafter, Roche shall have the option, at its expense, of continuing to prosecute any such pending patent application or of keeping the issued patent in force; and

         (e) to provide to Roche every six (6) months with a report detailing the status of all patent applications that are part of Helicon Patents or Joint Patents with Helicon being responsible for prosecution.

7.2      Roche Filing, Prosecution and Maintenance

         Roche shall have the exclusive right and obligation:

         (a) to file applications for letters patent on any patentable invention included in Roche Patents or in Joint Patents other than those under Section 7.1.(a) which relate to new Compounds and new therapeutic uses or manufacturing processes of known Compounds; provided, however, that Roche provide to Helicon copies of all patent applications prior to filing for the purpose of obtaining substantive comment of Helicon patent counsel and shall consult with Helicon regarding countries in which such patent applications should be filed and shall file patent applications in those countries where Helicon requests that Roche file; and further provided, that Roche, at its option and expense, may file in countries where Helicon does not request that Roche file;

         (b) to prosecute all pending and new patent applications included within Roche Patents or Joint Patents which relate to new Compounds and new therapeutic uses of known Compounds and to respond to oppositions filed by third parties against the grant of letters patent for such applications; provided that Roche shall also provide to Helicon copies of essential documents relating to prosecution of all patent applications in a timely manner for the purpose of obtaining substantive comment of Helicon patent counsel;

         (c) to maintain in force any patent applications and letters patent included in Roche Patents or Joint Patents which Roche has filed and is prosecuting by duly filing all necessary papers and paying any fees required by the patent laws of the particular country in which such letters patent were granted.

         (d) to notify Helicon in a timely manner of any decision to abandon a pending patent application or an issued patent included in Roche Patents or Joint Patents which Roche has filed and is prosecuting. Thereafter, Helicon shall have the option, at its expense, of continuing to prosecute any such pending patent application or of keeping the issued patent in force. If Helicon exercises said option, then Roche shall be granted a royalty free non-exclusive license under such patent.

         (e) to provide to Helicon every six (6) months with a report detailing the status of all patent applications that are part of Roche Patents or Joint Patents with Roche being responsible for prosecution.

7.3      Reimbursement of Expenses

         a) Either party bears the costs for filing, prosecution, issuing, maintenance and extension of the patent applications and the patents for which it has responsibility under Section 7.1 or 7.2.

         b) With respect to Joint Patents each party shall bear 50% of the reasonable out of pocket costs for filing, prosecution, issuing, maintenance and extension of such patent applications and of such patents.

7.4      Legal Action

7.4.1    Actual or Threatened Disclosure or Infringement

         Each party shall promptly notify the other party in writing of any alleged or threatened infringement of Helicon's Patent Rights, Roche's Patent Rights or Joint Patent Rights of which it becomes aware.

         (a)      Helicon Patent Rights:
                  Helicon shall have the right but not the obligation to bring, at Helicon's expense and in its sole control an appropriate action against any person or entity infringing Helicon's Patent. If Helicon does not bring such action within forty-five (45) days of notification thereof to or by Roche, Roche shall have the right, but not the obligation, to bring at Roche's expenses and in its sole control, such appropriate action. Helicon Patents shall not include Joint Patents.

         (b)      Roche Patent Rights:
                  Roche shall have the right but not the obligation to bring at Roche's expense and in its sole control an appropriate action against any person or entity infringing Roche's Patent. If Roche does not bring such action within forty-five (45) days of notification thereof to or by Helicon, Helicon shall have the right, but not the obligation to bring at Helicon's expenses and in its sole control, such appropriate action. Roche Patents shall not include Joint Patents.

         (c) The party not bringing an action under this paragraph shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such party shall full cooperate with the party bringing such action.

         (d)      Joint Patent Rights:
                  With respect to third party infringement of Joint Patents the parties shall confer and take such action and allocate expenses and recoveries in such manner, as they may agree. In the absence of agreement, the rules applicable to Patents solely owned by Roche shall apply to Joint Patent in question accordingly.

         (e)      Costs and Awards:
                  The party which is not in control of any action brought pursuant to the above paragraphs may elect to contribute 50% (fifty percent) of the costs of litigation against such third party infringer by providing written notice to the controlling party within ninety (90) days after such action is first brought. If the non-controlling party elects to bear 50% (fifty percent) of such litigation costs it shall receive 50 % (fifty percent) of any damage award or settlement resulting from such action. If the non-controlling party does not elect to share such litigation costs it shall not participate in any damage award or settlement resulting from such action.

7.4.2    Defense of Infringement Claims

         If Helicon or Roche, any of their respective licensees or their customers shall be sued by a third party for infringement of a patent because of the research, development, manufacture, use or sale of Products, the party which has been sued shall promptly notify the other party in writing of the institution of such suit. Helicon and Roche agree to consult with each other, to attempt to agree on which defense should be taken and also to establish the proportion in which they will participate in the costs and expenses of the agreed defense. In the event that Helicon shall give Roche all authority to exclusively control the defense, Helicon shall give to Roche all reasonable assistance necessary to defend or settle such suit, action or proceeding. In the event that Helicon does not give Roche exclusive control of the defense, Roche shall have the right to participate in any lawsuit.

7.4.3    Third Party Licenses

         If Roche should determine the manufacture, use, or sale by Roche of a Product in any country would infringe a patent owned by a third party or if a Product is subject matter to an infringement claim according to Section 7.4.2. above, then Roche shall be entitled to obtain a license under such patent. If Roche obtains a license under such patent, ** of any payments made by Roche to such third party shall be deductible from royalty payments due from Roche to Helicon pursuant to this Agreement; provided, however, that in no event shall royalties payable to Helicon be reduced by more than ** as a result of all such deductions in any year. All such computations, payments, and adjustments shall be on a country by country and patent by patent basis.

8.       Hold Harmless

         Roche agrees to defend, protect, indemnify, and hold harmless Helicon, its employees and its consultants who have entered into an Exclusive Consultancy Agreement with Helicon in accordance with Exhibit A of the initial Stock Subscription Agreement, from and against any liability, claim, loss, cost, or expense arising from any claim for product liability based upon Roche's manufacture, use, or sale of any Product, except where such liability is caused through negligence by Helicon, its employees or consultants.

--------------------

** This portion has been redacted pursuant to a request for confidential treatment.

9.       Acquisition of Rights from Third Parties

         During the Contract Period, Helicon and Roche shall promptly notify each other in writing of any and all opportunities to acquire in any manner from third parties, technology or patents which may be useful in, or may relate to the Research Program. The Research Committee shall decide if such rights should be acquired and if so, whether by Helicon or Roche. If acquired, such rights shall become part of Joint Technology.

10.      Term, Extension, Termination and Disengagement

10.1     Term

         Unless sooner terminated or extended, this Agreement shall expire on the later of the end of Research Program or the last to expire of any obligation to pay royalties.

10.2     Events of Termination

         The following events shall constitute events of termination ("Events of Termination"):

         Failure by one party to comply with any of its respective obligations contained in this Agreement shall entitle the other party to give the party in default written notice in order to make good such default. If such default is not remedied within sixty (60) days after receipt of such notice, the notifying party shall be entitled without prejudice to any and all rights conferred to it by this Agreement, to terminate this Agreement by giving notice with immediate effect. The right of either party to terminate this Agreement as provided hereinabove shall not be affected in any way by its waiver of or failure to take actions with respect to any previous default.

10.3     Termination

         If Roche terminates this Agreement pursuant to Section 10.2, the license and the obligation to pay royalties as provided in Articles 5 and 6 shall continue, provided Roche wishes to continue with the license. If Helicon terminates this Agreement pursuant to Section 10.2, the license and the obligation to pay royalties as provided in Articles 5 and 6 shall also terminate.

10.4     Termination by Roche

         (a) At the end of a two-(2)-year-period from the beginning of the Research Program Roche shall have the option to terminate the Research Program by giving six (6) months prior written notice to Helicon.

             In addition, if the milestones set forth in Section 6.8.4 have not been achieved by Helicon for reasons not attributable to Roche, then Roche shall have the right to terminate the Agreement by giving ninety (90) days prior written notice.

         (b) Upon receipt of such notice, Helicon may, at its sole option, terminate all work under the Research Plan unless otherwise agreed with Roche. If Roche terminates this Agreement pursuant to this Section, it will make the Funding Payments which would otherwise have been due for such notice period. No funding payments shall be executed, if the milestones set forth in Section 6.8.4 have not been achieved for reasons not attributable to Roche.

         (c) At the end of the Research Program Roche shall have the right to terminate this Agreement either in whole or with respect to single Targets (Initial Identified Target and/or any Additional Target) licensed by Roche under
Section 5.1 at any time, provided, however, that such termination shall not affect any and all rights and royalty obligations by Roche hereunder.

10.5     Change of Ownership

         Should ownership or control of Helicon change due to a transaction or related series of transactions which result in the sale of more than fifty percent (50%) of Helicon's voting stock or stock equivalents being transferred to a single entity or related group of entities within six-(6)-months-period, or a sale of all or substantially all of the assets of its business or the assets to which this Agreement relates, Helicon shall inform Roche in writing of the relevant event within thirty (30) days of its occurrence. If the acquiring entity, on behalf of itself and its Affiliates, does not agree in writing to assume and be bound by the obligations of this Agreement by providing written notice thereof to Helicon within thirty (30) days of the date of written notice of the occurrence of the event is provided to Roche, Roche may, at any subsequent time but not later than ninety (90) days following receipt of notice of occurrence of the event, terminate this Agreement upon giving three (3) months prior written notice. However, if Roche does not terminate and the acquiring entity does not agree in writing to assume and be bound by the obligations of this Agreement, all the licenses and rights already granted to Roche shall be vested in Roche without any further consideration on the part of Roche.

10.6     Bankruptcy or Insolvency

         All rights and licenses granted under or pursuant to this Agreement by Helicon to Roche are, and shall otherwise be deemed to be, for purposes of
Section 365(n) of Title 11, U.S. Code (the 'Bankruptcy Code'), licenses of rights to 'intellectual property' as defined under Section 101(60) of the Bankruptcy Code. The parties agree that Roche, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Helicon agrees during the term of the Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, of all such intellectual property. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Helicon, Roche shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and same, if not already in its possession, shall be promptly delivered to Roche i) upon any such commencement of a bankruptcy proceeding upon written request therefore by Roche, unless Helicon elects to continue to perform all of its obligations under this Agreement, or ii) if not delivered under i) above, upon the rejection of this Agreement by or on behalf of Helicon upon written request therefor by Roche.

11.      Mutual Representations and Warranties

         Helicon and Roche each represents and warrants as follows:

11.1 It is an entity duly organized, validly existing and is in good standing under the laws of its domicile, is qualified to do business and is in good standing as a corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

11.2 The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary action and do not and will not (a) require any consent or approval of its stockholders or members, as the case may be (other than that which has been obtained), (b) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter, organization agreement or by-laws or (c) result in a breach of or constitute a default under any material agreement, mortgage, lease, license, permit or other instrument or obligation to which it is a party or by which it or its properties may be bound or affected.

11.3 This Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with its terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, affecting creditor's rights generally, provided such exceptions against enforceability are not in conflict with the rights provided to Roche under Section 10.5 and 10.6.

11.4 It has at the time of execution of this Agreement and will maintain during the duration of this Agreement good and marketable title to or valid leases or licenses for, all of its properties, rights and assets necessary for the fulfillment of its responsibilities and the Research Program, subject to no claim of any third party other than the relevant lessors or licensors.

          By their signatures hereto, OSI and CSHL agree to preserve all of the properties, rights and assets transferred or licensed to Roche under this Agreement.

11.5 Any breach of contract by OSI and CSHL shall be considered as a breach of contract by Helicon.

11.6 Helicon warrants and represents that to the best of its knowledge that it has at the time of the Effective Date no knowledge of the existence of any patent or patent application owned or controlled by a third party, which would be infringed as a result of Roche and/or any sublicensee exercising the rights granted to Roche by Helicon.

12.       Covenants of Helicon

12.1      Affirmative Covenants of Helicon Other Than Reporting Requirement

          Throughout the Contract Period, Helicon shall:

         (a) maintain and preserve its existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified as a foreign limited liability company (or other appropriate entity) in good standing in each jurisdiction in which such qualification is from time to time necessary or desirable in view of its business and operations or the ownership of its properties.

         (b) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any government authority to the extent necessary to conduct the Research Program.

13.       Notices

          All notices shall be mailed via certified mail, return receipt requested, or courier addressed as follows, or to such other address as may be designated from time to time:

          If to Roche:
                                     Hoffmann-La Roche Inc.
                                     340 Kingsland Street
                                     Nutley, N.J. 07110
                                     Telephone: (201) 235-2165
                                     Fax: (201) 235-2363
                                     Attention: Corporate Secretary

          If to Helicon:             Helicon Therapeutics, Inc.
                                     106 Charles Lindbergh Boulevard
                                     Uniondale, New York 11553
                                     Attention: Chief Executive Officer

Notices shall be deemed given as of the date of receipt.

14.       Governing Law

          This Agreement shall be construed in accordance with the laws of the State of Delaware.


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
15.       Miscellaneous

15.1      Binding Effect

          This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

15.2      Headings

          Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.

15.3      Counterparts

          This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

15.4      Amendment; Waiver; etc.

          This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the cause of waiver, by the party or parties waiving compliance. The delay or failure of any party at any time or times to require performance of any provision shall in no manner affect the rights at a later time to enforce the same.

15.5      No Third Party Beneficiaries

          No person not a party to this Agreement, including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the parties partners with each other or any Person.

15.6      Assignment and Successors

          This Agreement may not be assigned by either party, except that the parties may assign this Agreement and their rights and interests, in whole or in part, to any of their Affiliates, any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation with or into such corporation.

16.       Extended Benefits

          For obligations outside the United States of America, Helicon agrees that, upon notice, Roche may extend any benefit and assign any right under this Research Agreement to F.Hoffmann-La Roche Ltd, Grenzacherstrasse 24, 4070 Basel, Switzerland (Roche-Basel), and Roche guarantees the performance of all obligations imposed on Roche-Basel by a direct license. In no event shall such direct license require Roche-Basel to make any Funding Payments such as those described in Article 3 or any royalty payments to Helicon or any additional consideration not provided in this Agreement, as long as Roche remains obligated to make such payments.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

          ONCOGENE SCIENCE, INC. AND COLD SPRING HARBOR LABORATORY HAVE READ THIS AGREEMENT AND CONSENT TO CARRY OUT ALL OF THEIR OBLIGATIONS UNDER THIS AGREEMENT.

          HOFFMANN-LA ROCHE INC.                HELICON THERAPEUTICS, INC.


          By:________________________           By: ________________________

          Title:_______________________         Title: ________________________


          ONCOGENE SCIENCE, INC.                COLD SPRING HARBOR LABORATORY

          By:________________________           By: ________________________

          Title:_______________________         Title: ________________________


          44735v2



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